EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT is entered into on this 13th day of June, 1996, between NDS SOFTWARE, INC., a Nevada corporation, (hereinafter referred to as "Employer") and GREG JOHNSON (hereinafter referred to as "Employee"), to be effective as of June 13th, 1996.

                                   WITNESSETH:

  WHEREAS, Employer and Employee desire to enter into this Employment Agreement to employ Employee and to set forth the rights and duties of the parties hereto

  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

  1. Employment Agreement. The Employer hereby agrees to employ Employee, and Employee hereby agrees to serve as such Employee upon the terms and conditions hereinafter set forth.

  2. Term of Employment. Subject to the provisions for termination as hereinafter provided, the term of the employment shall commence as of the date of this Agreement and shall end five (5) years from that date. At the end the term hereof, this Agreement may be renewed by mutual agreement of the parties.

  3. Employee's Position and Duties. Employee agrees as follows:

  a. Employee shall initially as directed by the Board of Directors assume responsibility as President/CEO of NDS Software, Inc. ("NDS"), and the management and supervision thereof, and shall perform any other duties relating to Employer's operations which may from time to time be assigned by the Board of Directors and governed by the Bylaws of NDS, for the successful operation of Employer's business.

  b. It is contemplated that Employee shall also be on the Board of Directors of NDS during the term of this Agreement, pursuant to the Articles of Incorporation and Bylaws of NDS.


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  c. During the term of this Employment Agreement, Employee shall, in good faith, devote his best efforts and full time to his employment and perform diligently and in good faith such duties as are or may be from time to time required by the Employer, which duties shall be consistent with his position as set forth above; it being understood and acknowledged that, the terms "best efforts" and "full time" mean such effort and time commitment as is necessary to achieve the success of the business.

  d. Employee shall not, without the prior written consent of Employer, directly or indirectly, during the term of this Agreement, whether for compensation or otherwise, render services of a business, professional or commercial nature to any person or firm that is engaged in a business similar to that of the Employer or NDS.

  4 Compensation and Benefits.

  During the term of employment hereunder, Employer shall compensate Employee as follows:

  a. Salary. For all services he may render to Employer during the term of this Agreement, Employee shall receive from Employer a base annual salary while he is employed hereunder of Seventy Thousand Dollars ($70,000). Salary will increase to $100,000 beginning September 1, 1996. Salary is to be paid in accordance with the policy of Employer regarding payment of salary to its other officers and directors.

  b. Signing Bonus. Employer shall pay a signing bonus to Employee in the amount of $26,011.75. The ho s shall be payable at such time as the Employee shall direct.

  c. Annual Bonus. At the end of each taxable year, Employer shall pay a cash bonus toEmployee equal to four percent (4%) of the pre-tax earnings of NDS as stated in the annual audit.

  (Example: if NDS earned $800,000 pre-tax, Employee would receive a cash bonus in the amount of $32,000). Additional compensation will be determined by a compensation committee designated by the Board of Directors.


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  d. Additional Stock Option. Employee shall also receive, on an annual basis, stock options to purchase NDS Common Stock equal to four percent (4%) of the pre-tax earnings of NDS as stated in the annual audit. (Example: if NDS earned $800,000 pre-tax, Employee would receive stock options of $32,000). The price payable by Employee for each share of stock purchased under the stock option described in this paragraph shall be set at the bid at the time of grant of each annual option. Additional compensation will be determined by a compensation committee designated by the Board of Directors.

  e. Director's Compensation. During the time which Employee is a sitting member of the Board of Directors of NDS, and properly fulfills his duties therefor, Employer hereby provides to Employee expenses only comparable to other Directors of NDS.

  f Benefits. Employee shall be entitled to receive medical insurance comparable to that offered to other employees of NDS. In addition, Employee shall receive an automobile allowance in the amount of $300. per month

  5 Termination of Employment.

  a. For Cause. The employment of Employee under this Employment Agreement, and the term hereof, may be terminated by the Employer only upon a showing of cause, upon thirty (30) days' written notice to Employee. The "effective date of termination" shall be the date thirty (30) days after written notice of termination is delivered to the Employee. Cause is defined as follows:

            i. An act or omission in the course of Employee's duties which is dishonest or fraudulent;

            ii. An act or omission which constitutes willful misconduct or gross negligence in the performance of duties or assignment,

            iii. A breach of this Agreement by Employee;

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            iv. A breach of any term of the Plan and Agreement of
     Reorganization, including without limitation, the non-competition provision.

            v. The continuous substandard performance and/or inattention to duties required by this Agreement as determined in the sole discretion of Employer; and

            vi. Engaging in compensation with the Employer by Employee without the prior express written consent of Employer.

  b. Disability or Death. The employment of Employee under this Employment Agreement, and the term hereof, shall be terminated by the death or partial or total disability of Employee. For purposes hereof, the term "disability" is hereby defined to mean any mental or physical disability which renders Employee unable to perform his duties or assignment as determined by the Board of Directors of Employer, in the sole judgment and discretion of said Board as determined by a majority vote of the members thereof

  c. Resignation. The employment of Employee under this Employment Agreement, and the term hereof, will be terminated by the voluntary resignation of Employee.

  6. Salary and Benefits Upon Termination. All salary and other benefits shall terminate as of the effective date of termination if Employee resigns. If involuntarily terminated for cause, the salary will continue for the initial five year term of this Agreement. Unless precluded by law, any medical and dental insurance coverage and life insurance coverage and benefits shall continue for thirty (30) days after termination or until Employee is reemployed, whichever shall first occur.

  7. Reimbursable Expenses. The Employer shall pay directly or reimburse the Employee for the following expenses:

  a. License fees and membership dues in associations or organizations relative to the business of the Employer,

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  b Subscriptions to journals or monthly service publications relative to the business of the Employer.

  c. The Employee's necessary travel, hotel, and entertainment expenses incurred in connection with the business of the Employer or other events that contribute to the benefit of the Employer in amounts to be determined by the Board of Directors.

  8. Employee, as additional material consideration hereunder, agrees that during the term hereof and for a period of five (5) years from termination of this Agreement, he will not directly or indirectly solicit business from, engage in business with, or divert business from any of NDS's or VLl's current or future customers, and that they will not participate as a shareholder, partner, employee, consultant, or otherwise in any enterprise engaging in activities that would violate this provision if engaged in by them directly. This covenant shall be applicable to the World on the basis that NDS sells its products nationally or internationally. Employee acknowledges and agrees that the scope of this covenant is reasonable given the special relationship of the parties as to the various agreements executed by them. Employee acknowledges and confirms that this covenant is made to induce NDS to enter into this Agreement, is considered material to NDS, and is required by NDS for the purpose of preserving the business and goodwill of VLI and NDS.

  9. Confidentiality Provision. Employee agrees that, during the term of this Agreement or any extensions and for a period of ten ( 10) years thereafter, he will keep confidential any information which he obtains from NDS or VLI or any of said entities' subsidiaries, sister corporations or concerns, now or hereafter existing or created, concerning their properties, assets, proprietary assets, source codes, copyrights, business methods, and trade secrets. Upon termination hereof, Employee will return to Employer all written matter with respect to such businesses obtained by him in connection with the negotiation, consummation, or performance of this Agreement. Employee further agrees that any work

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performed or created by Employee during the term hereof shall be owned solely by
Employer and shall be subject to the terms of this provision.

  10. Modification. No change or modification ofthis Agreement shall be valid unless the same be in writing and signed by all the parties hereto.

  11. Binding Effect. The contract shall be binding upon the heirs, executors, administrators, and assigns of the Employee and any successors in interest of the Employer.

  12. Notice. Except as expressly provided to the contrary herein, notices or other communications required, permitted, or made necessary by the terms of this Agreement may be given orally to the respective representatives of the Employer and the Employee designed herein. Written notices shall be personally delivered to the Employer's representative or the Employee's representative, as appropriate or sent by the United States registered or certified mail, postage prepaid, return receipt requested, addressed to the party as designated below. Notices sent by mail shall be deemed made, delivered and received on the date of the United States postmark thereon. Either party may change its address or notice by giving notice of such change to the other party in the manner specified in this section.

For purposes of notice the addresses of the parties shall be:

If to Employer:


     NDS Software, Inc.
     2241 Park Place, Suite E
     Minden, NV 89423-8602.

If to Employee:

     Greg Johnson
     P.O. Box 1421
     Gardnerville, NV 89410


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  13 No Waiver. No waiver of any breach or default in any of the terms and provisions of this Agreement shall be deemed to constitute or be construed as a waiver of the subsequent breach or default of the same, similar or dissimilar nature.

  14. Choice of Law and invalidity. The validity, construction, performance and effect of this Agreement shall be governed by the laws of the State of Nevada and jurisdiction shall vest exclusively in the Ninth Judicial District Court in and for the State of Nevada, located in Douglas County. The parties acknowledge and agree that this Agreement is executed and performance hereof is due in Douglas County, State of Nevada. In case any one or more ofthe provisions contained herein shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions contained herein shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity or subject, said provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the then applicable law, it being the intent of the parties hereto to give the maximum permitted effect to the restrictions set forth herein.

  15. Assignment. This Agreement is one for personal services and the Employee shall not have a right to assign any part or all of his respective rights, duties or obligations hereunder.

  16. Interpretation. If necessary to give effect to the terms and provisions hereof, the masculine, feminine, and neuter gender in the singular and plural number shall each be deemed to include the other whenever the context so indicates.

  17. Headings. Headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof

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  18 Counterparts. This Agreement may be executed in any number of counterparts, any of which may be constituted in the agreement between the parties hereto.

  19. Authority. The Employer warrants and represents that it is a corporation organized and existing under the laws of the State of Nevada, that the undersigned is authorized to execute this Agreement on behalf of the Employer; that the employment of the Employee under the terms of this Agreement has been duly authorized by the Employer.

  20. Inurement. Each covenant and condition in this Agreement shall be binding on, and shall insure solely to the benefit of the parties to it, their respective heirs, legal representatives successors and assigns.

  21. Entire Agreement. Except as otherwise provided herein, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all of the covenants and agreements between the parties with respect to this matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be binding.

  IN WITNESS WHEREOF, the parties to this Employment Agreement have duly executed it on the day and year first above written.

  EMPLOYEE:                                        EMPLOYER:

  Greg Johnson                                     NDS SOFTWARE, INC.,
                                                   A Nevada Corporation,

  By:/s/ Greg Johnson                              By:/s/ Bill Tomerlin
                                                   -------------------------
                                                   Bill Tomerlin
                                                   Chairman of the Board


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



                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT

  THIS AMENDMENT, effective as of March 4, 1997, hereby modifies and amends that certain Employment Agreement entered into the 1 3th day of June 1996 between NDS SOFTWARE, INC., a Nevada corporation, (hereinafter referred to as "Employer") and GREG JOHNSON (hereinafter referred to as "Employee").

  The parties hereby agree that the following changes, modifications or amendments shall be incorporated into the Employment Agreement:

  1. Paragraph 4(a) shall be changed to read that the Employee shall be entitled to a base annual salary in the amount of $144,000 beginning March 4, 1997.

  2. Paragraph 4(f) shall be changed by increasing the automobile allowance to the amount of $600 per month.

  3. Paragraph 6 shall be deleted and replaced with the following:

     6. Salary and Benefits Upon Termination. All salary and other benefits shall terminate as of the effective date of termination if Employee resigns. If involuntarily terminated and in consideration for the obligations of Employee pursuant to paragraphs8 and 9 of the Employment Agreement, Employee shall be entitled to a termination or severance salary equal to five (5) years of the annual base salary earned by Employee immediately prior to termination. Employee shall have the option to accelerate payments of the severance salary and receive the full amount upon termination, in Employee's sole discretion. Employer agrees that all unregistered stock received or to be received by the Employee under any stock option plan provided by Employer shall be registered as soon after the termination date as possible, and in no event later than six (6) months from the date of termination. Employee shall have the right to exercise

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     any stock option within five (5) business days of the date of termination of Employee. Unless precluded by law, any medical and dental insurance coverage and life insurance coverage and benefits shall continue for thirty
     (30) days after termination or until Employee is reemployed, whichever shall first occur."

  4. A new subparagraph is added to Article 3 as follows:

        The parties agree that during the performance of this Agreement Employee shall remain located in Douglas County, Nevada and Employer shall not require Employee to change his principal place of residence for any reason.

     IN WITNESS WHEREOF, the parties to this Amendment No. I to Employment Agreement have duly executed it on the day and year first above written.

  EMPLOYEE:                                     EMPLOYER:

  Greg Johnson                                  NDS SOFTWARE, INC.,
                                                A Nevada Corporation,

    By: /s/ Greg Johnson                        By: /s/ Dr. Jack Kelly
        ----------------------------------      -------------------------------
                                                Dr. Jack Kelly, Director

                                                By: /s/ Doug Swanson
                                                -------------------------------
                                                Doug Swanson, Vice Chairman

                                                By: /s/ John Giaimo
                                                -------------------------------
                                                John Giaimo, President/COO


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